SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                        -----------------------

                                FORM S-8
                        Registration Statement
                                 Under
                      The Securities Act of 1933
            NATIONAL HEALTH LABORATORIES HOLDINGS INC.[F1]
        (Exact name of registrant as specified in its charter)

               Delaware                       13-3757370
     (State or other jurisdiction          (I.R.S. Employer
          of incorporation or           Identification Number)
             organization)

                         4225 Executive Square
                               Suite 805
                      La Jolla, California  92037
         (Address of principal executive offices and zip code)

               NATIONAL HEALTH LABORATORIES INCORPORATED
                        1994 STOCK OPTION PLAN
                       (Full title of the plan)
                        James G. Richmond, Esq.
                         4225 Executive Square
                               Suite 805
                       La Jolla, California 92037
                            (619) 657-9382
       (Name, address and telephone number of agent for service)

                    CALCULATION OF REGISTRATION FEE
                                   Proposed      Proposed
                                   maximum       maximum
   Title of        Amount          offering      aggregate    Amount of
   securities to   to be           price per     offering     registration
   be registered   registered      share         price        fee
   Common Stock,
   par value $.01  3,000,000[F2]   $11.125[F3]   $33,375,000  $11,509



   [FN]

        [F1] National Health Laboratories Holdings Inc. is the successor registrant to National Health Laboratories Incorporated pursuant to a holding company reorganization effected as of June 7, 1994. The reorganization was effected pursuant to a Registration Statement on Form S-4 (Registration No. 33-52655).

        [F2] Pursuant to the Registrant's Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Registration
   No. 33-29182 and Registration No. 33-43006), 2,000,000 and
   550,000 shares of Common Stock, respectively, were previously registered in connection with National Health Laboratories Incorporated's 1988 Stock Option Plan; the Registrant hereby registers an additional 3,000,000 shares of Common Stock.

        [F3] The shares are to be offered at prices not presently determinable. Pursuant to Rule 457(h), the offering price is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the Common Stock quoted on the New York Stock Exchange Composite Transaction Tape on August 5, 1994.

                       Explanatory Note


               On February 15, 1994, the Board of Directors of National Health Laboratories Incorporated ("NHL") approved NHL's 1994 Stock Option Plan (the "1994 Plan"), subject to the approval of NHL's Stockholders, which approval was obtained on June 7, 1994.

               On April 25, 1994, the Registration Statement on Form S-4 (Registration No. 33-52655) (as amended, the "S-4 Registration Statement") of National Health Laboratories Holdings Inc. ("Holdings") was declared effective under the Securities Act. The S-4 Registration Statement was filed in connection with the offering by Holdings of shares of its common stock, par value $.01 per share ("Common Stock"), in exchange for shares of NHL Common Stock in accordance with a proposed corporate merger and reorganization whereby NHL became the wholly owned indirect subsidiary of Holdings and Holdings became the indirect parent holding company of NHL.


               As a result of the consummation of the merger and reorganization described in the S-4 Registration Statement, the terms of the 1994 Plan were adjusted to provide for the offering of Common Stock upon exercise of the options from time to time in accordance with the 1994 Plan.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of Documents by Reference.

               The following documents filed with the Commission are incorporated herein by reference:

               a. NHL's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

               b. NHL's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994; and

               c.   Holdings' Current Report on Form 8-K dated
                    July 8, 1994.

               d. The description of the Common Stock contained under the Heading "Description of Capital Stock" in the Proxy Statement/Prospectus included in the S-4 Registration Statement.

               All documents subsequently filed by Holdings pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Item 4.   Description of Securities.
               Not Applicable.

     Item 5.   Interests of Named Experts and Counsel.

               Legal matters in connection with the Common Stock offered hereby have been passed on for Holdings by its Executive Vice President and General Counsel, James G.
     Richmond.

     Item 6.   Indemnification of Directors and Officers.

               As authorized by Section 145 of the General
     Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of NHL or Holdings may be indemnified by NHL or Holdings, respectively, against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threat-ened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of NHL or Holdings; provided that he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of NHL or Holdings, as applicable, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of NHL or Holdings, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to NHL or Holdings, as the case may be, unless a court determines otherwise.

               Article Fifth of the Restated Certificate of
     Incorporation of NHL and Article Sixth of the Certificate of Incorporation of Holdings provides that no director of NHL or Holdings shall be personally liable to NHL or Holdings, respectively, or their respective stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of such director's duty of loyalty to NHL or Holdings, as the case may be, or their respective stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
     Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Article Sixth of the Restated Certificate of Incorporation and Article VII of the amended By-laws of NHL and Article VII of the By-laws of Holdings authorize NHL and Holdings, respectively, to indemnify any person entitled to be indemnified by it under law to the fullest extent permitted by law.

     Item 7.   Exemption from Registration Claimed.

               Not Applicable.

     Item 8.   Exhibits

               4.1      Form of National Health Laboratories
                        Incorporated 1994 Stock Option Plan.

               4.2      Form of Stock Option Agreement.

               5 Opinion of James G. Richmond, Esq., as to the shares of Common Stock being registered.

               23.1     Consent of KPMG Peat Marwick.

               23.2     Consent of James G. Richmond (contained
                        in his opinion filed as Exhibit 5).
               24       Powers of Attorney.


     Item 9.   Undertakings.

               Holdings hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               4.  That, for purposes of determining any
     liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURE

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, the State of California, on this 12th day of August, 1994.

                              NATIONAL HEALTH LABORATORIES
                              HOLDINGS INC.,

                                by /s/ David C. Flaugh
                                  ------------------------------
                                  Name:  David C. Flaugh
                                  Title: Senior Executive Vice
                                         President, Chief
                                         Operating Officer and
                                         Acting Chief Financial
                                         Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:


           Signature           Title               Date

                *
     ------------------------  Chairman of the      August 12, 1994
        Ronald O. Perelman     Board and Director

                *
     ------------------------  President, Chief     August 12, 1994
          James R. Maher       Executive Officer
                               and Director

     /s/ David C. Flaugh       Senior Executive     August 12, 1994
     ------------------------  Vice President,
         David C. Flaugh       Chief Operating
                               Officer and Acting
                               Chief Financial
                               Officer (Principal
                               Financial and
                               Accounting Officer)
                *
     -----------------------   Director             August 12, 1994
       Saul J. Farber, M.D.

                *
     ------------------------  Director             August 12, 1994
         Howard Gittis
                *
     ------------------------  Director             August 12, 1994
       Ann Dibble Jordan

                *
     ------------------------  Director             August 12, 1994
         David J. Mahoney

                *
     ------------------------  Director             August 12, 1994
        Paul A. Marks, M.D.

                *
     ------------------------  Director             August 12, 1994
       Linda Gosden Robinson

                *
     -----------------------   Director             August 12, 1994
       Samuel O. Thier, M.D.

     *By: /s/ David C. Flaugh
          -------------------
           David C. Flaugh
           Attorney-in-Fact
           August 12, 1994

                               EXHIBIT INDEX

     Exhibit                                               Page

     4.1       Form of National Health Laboratories
               Incorporated 1994 Stock Option Plan.

     4.2       Form of Stock Option Agreement.

     5 Opinion of James G. Richmond, Esq. as to the shares of Common Stock being registered.

     23.1      Consent of KPMG Peat Marwick.

     23.2      Consent of James G. Richmond, Esq.
               (contained in his opinion filed as
               Exhibit 5).

     24        Powers of Attorney.